                                                                 EXHIBIT (a)(1)

                        RESORTQUEST INTERNATIONAL, INC.

                     OFFER TO EXCHANGE OUTSTANDING OPTIONS
       HAVING AN EXERCISE PRICE GREATER THAN $5.99 FOR NEW OPTIONS UNDER
            THE RESORTQUEST INTERNATIONAL, INC. AMENDED AND RESTATED
                         1998 LONG-TERM INCENTIVE PLAN

--------------------------------------------------------------------------------

                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
            AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 26, 2002,
                         UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

         ResortQuest International, Inc., a Delaware corporation, is offering to exchange outstanding options to purchase shares of our common stock, $.01 par value per share, that were granted under the ResortQuest International, Inc. Amended and Restated 1998 Long-Term Incentive Plan (the "plan") that have an exercise price greater than $5.99 per share and are held by our employees and directors, except for our executive officers, for new options that we will grant under the plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "offer"). OUR EXECUTIVE OFFICERS ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER. YOUR PARTICIPATION IN THE OFFER IS VOLUNTARY.

         The number of shares of common stock subject to new options to be granted to each option holder will be equal to a percentage of the number of shares of common stock subject to the options tendered and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. The percentage is determined by the exercise price per share of the options tendered and accepted for exchange as follows:

           Exercise Price Per Share of Options                          % of Options Tendered and Accepted
            Tendered and Accepted for Exchange                      for Exchange to be Granted as New Options
           -----------------------------------                      -----------------------------------------
  Greater than $5.99 but less than or equal to $10.99                                 50%

                   Greater than $10.99                                            33 1/3%

         However, we will not grant any new options exercisable for fractional shares. Instead, we will round down to the nearest whole number.

         We will grant the new options on or about the first business day that is at least six months and one day following the date we cancel the options tendered by you and accepted for exchange. You may only tender all or none of the outstanding options subject to an individual grant. If you choose to participate in the offer, you must also tender all options that were granted to you during the six months immediately prior to the expiration date of the offer, currently expected to be November 26, 2002, if the grants made during such period have an exercise price lower than the exercise price of the options that you wish to replace.

         If you tender options for exchange as described in the offer, we will grant you new options under the plan and pursuant to a new option agreement between you and us. The exercise price of the new options will be equal to the last reported sale price of our common stock on The New York Stock Exchange ("NYSE") on the date of grant. The new options will vest in three equal installments, with the first installment vesting on the first year anniversary of the grant date, the second installment vesting on the second year anniversary of the grant date and the third installment vesting on the third year anniversary of the grant date, assuming you continue to meet the requirements for vesting specified in the plan and the new option agreement. As a result, you will receive options with a new vesting schedule in exchange for options that may have already vested. The new options will have a five-year term. As a result, you may receive options with a different expiration date than the options you currently own.

         This offer is not conditioned upon a minimum number of options being tendered. However, the offer is subject to conditions that we describe in
Section 6 of this offer to exchange.

         ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS.

         Shares of our common stock are quoted on the NYSE under the symbol "RZT." On October 25, 2002, the last reported sale price of the common stock on the NYSE was $4.65 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

         You should direct questions about this offer or requests for assistance or for additional copies of this offer to exchange or the letter of transmittal to J. Mitchell Collins, Executive Vice President and Chief Financial Officer, at (901) 762-4097 or David Selberg, Vice President and Treasurer, at (901) 762-4075.

PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THE OFFER.

                                                               October 28, 2002

                                   IMPORTANT

         If you wish to tender your options for exchange, you must complete and sign the enclosed letter of transmittal in accordance with its instructions, and mail, fax or otherwise deliver it and any other required documents to us at ResortQuest International, Inc., 530 Oak Court Drive, Suite 360, Memphis, Tennessee 38117, Attn: J. Mitchell Collins, Executive Vice President and Chief Financial Officer.

         We recommend that if you choose to mail your letter of transmittal, you send it by certified mail or registered mail. Interoffice mail is not recommended since it cannot be tracked. Please keep a copy of all documents. ResortQuest will not be responsible for any lost mail, whether interoffice or otherwise.

         We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                               TABLE OF CONTENTS


SUMMARY TERM SHEET................................................................................................1

RISKS OF PARTICIPATING IN THE OFFER...............................................................................8

THE OFFER........................................................................................................10

1.       NUMBER OF OPTIONS; EXPIRATION DATE......................................................................10

2.       PURPOSE OF THE OFFER....................................................................................11

3.       PROCEDURES FOR TENDERING OPTIONS........................................................................12

4.       WITHDRAWAL RIGHTS.......................................................................................13

5.       ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS..........................................14

6.       CONDITIONS OF THE OFFER.................................................................................15

7.       PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS......................................................17

8.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS................................................17

9.       INFORMATION CONCERNING RESORTQUEST INTERNATIONAL, INC...................................................20

10.      INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS
         CONCERNING THE OPTIONS..................................................................................22

11.      STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING
         CONSEQUENCES OF THE OFFER...............................................................................23

12.      LEGAL MATTERS; REGULATORY APPROVALS.....................................................................23

13.      MATERIAL FEDERAL INCOME TAX CONSEQUENCES................................................................24

14.      EXTENSION OF OFFER; TERMINATION; AMENDMENT..............................................................24

15.      FEES AND EXPENSES.......................................................................................25

16.      ADDITIONAL INFORMATION..................................................................................25

17.      MISCELLANEOUS...........................................................................................26

SCHEDULE A-1....................................................................................................A-1

SCHEDULE A-2....................................................................................................A-2

SCHEDULE B......................................................................................................B-1

                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included page references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

WHAT SECURITIES ARE YOU OFFERING TO EXCHANGE?

         We are offering to exchange all stock options having an exercise price greater than $5.99 per share that are outstanding under the plan and held by our employees and directors, except for our executive officers, for new options to be granted under the plan. The options must be properly tendered in order to be eligible for exchange. (Page 10)

         Your outstanding grants of options under the plan are set forth on Schedule B to this offer to exchange.

WHY ARE YOU MAKING THE OFFER?

         Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value and thus create better performance incentives for our employees.

         In addition, as of the date of this offer to purchase, 2,886,497 shares were reserved for use in connection with the plan, of which options to purchase 2,817,538 shares had been granted and were outstanding. All tendered options that are accepted and cancelled will, after such cancellation, be available for regrant or issuance under the plan. (Page 11)

WHAT ARE THE CONDITIONS TO THE OFFER?

         The offer is not conditioned upon a minimum number of options being tendered. However, the offer is subject to a number of conditions, including the conditions described in Section 6. We urge you to read these conditions carefully. (Page 15)

ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT I MUST SATISFY AFTER I TENDER OPTIONS IN ORDER TO RECEIVE THE NEW OPTIONS?

         To receive a grant of new options pursuant to the offer and under the terms of the plan, you must be an employee of ResortQuest or a participating subsidiary or a director of ResortQuest from the date you tender options through and including the date we grant the new options. Our executive officers are not eligible to participate in the offer. As discussed below, we will not grant the new options until on or about the first business day which is at least six months and one day following the date we cancel the options accepted for exchange. IF YOU ARE NOT AN EMPLOYEE OF RESORTQUEST OR A PARTICIPATING SUBSIDIARY OR A DIRECTOR OF RESORTQUEST FROM THE DATE YOU TENDER OPTIONS THROUGH AND INCLUDING THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. This means that if you die or resign or your employment terminates prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled. (Pages 10 and 14)

WHAT HAPPENS IF I TENDER OPTIONS AND I AM ON A LEAVE OF ABSENCE ON THE DATE ON WHICH THE NEW OPTIONS ARE GRANTED?

         If you tender options and they are cancelled and you are on a leave of absence that is an "authorized leave of absence" on the date on which the new options are granted, you will be entitled to a grant of options only if you return to active employment with ResortQuest, or one of ResortQuest's participating subsidiaries, prior to the first anniversary of the date on which the new options were granted under the offer. In that event, you will receive a grant of new options on the date you return to active employment. The grant price of the new options you receive will be equal to the closing sale price of ResortQuest common shares on the NYSE on the date your new options are granted.

WHAT TYPES OF ABSENCES ARE CONSIDERED "AUTHORIZED LEAVES OF ABSENCES"?

         An authorized leave of absence is a leave of absence that has been approved in accordance with policy or practice by ResortQuest, or the participating subsidiary that employs you, at the end of which it is expected that you will return to active employment with ResortQuest or one of its participating subsidiaries. By way of example, authorized leaves include approved family leave, jury duty and military leave.

HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

         If your options are properly tendered and accepted for exchange, you will be entitled to receive new options to purchase the number of shares of our common stock equal to a percentage of the number of shares of common stock subject to the options tendered by you and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. The percentage is determined by the exercise price per share of the options tendered and accepted for exchange as follows:

           Exercise Price Per Share of Options                          % of Options Tendered and Accepted
            Tendered and Accepted for Exchange                      for Exchange to be Granted as New Options
           -----------------------------------                      -----------------------------------------

   Greater than $5.99 but less than or equal to $10.99                                 50%

                   Greater than $10.99                                             33 1/3%

         For example, if you tender an option grant exercisable for 3,000 shares of common stock at an exercise price of $8.00 per share that we accept for exchange, you will receive a new option grant exercisable for 1,500 shares of common stock. If you tender an option grant exercisable for 3,000 shares of common stock at an exercise price of $12.00 per share that we accept for exchange, you will receive a new option grant exercisable for 1,000 shares of common stock.

         We will not, however, issue any new options exercisable for fractional shares. Instead, we will round down to the nearest whole number. For example, if you tender an option exercisable for 1,005 shares at an exercise price of $8.00 that we accept for exchange, you will receive new options exercisable for 502 shares, rather than 502 1/2 shares. Also, if you tender an option exercisable for 1,000 shares at an exercise price of $12.00 that we accept for exchange, you will receive new options exercisable for 333 shares, rather than 333 1/3 shares.

         All new options will be granted under the plan and will be subject to the terms and conditions of the plan and a new option agreement between you and us. All options tendered and accepted for exchange by us pursuant to the offer will be cancelled. (Pages 10, 14 and 17)

HOW DID YOU DETERMINE THE EXCHANGE PERCENTAGES MENTIONED IN THE PREVIOUS
QUESTION?

         Our board of directors based the exchange percentages on the recommendations and analyses of HVS Executive Search, an independent compensation consultant. HVS' recommendations and analyses are based on the Black-Scholes option valuation model, a recognized and accepted method to determine the value of an option that considers factors such as the remaining life of an option, the difference between the exercise price and the stock price and the volatility of the stock price. The exchange percentages are intended to balance the interests of our employees and our shareholders by making the offer value neutral, i.e., in the aggregate, the value of the new options to be received will be approximately equal to the value of the current options being tendered.

WHEN WILL I RECEIVE MY NEW OPTIONS?

         We will grant the new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. For example, if we cancel tendered options on November 26, 2002, which is the scheduled expiration date of the offer, the grant date of the new options will be on or about May 27, 2003. (Page 14)

WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

         We are adhering to the current accounting regulations to gain preferable accounting treatment. These regulations require that we wait more than six months after canceling stock options before any new stock options may be granted to employees and directors accepting the exchange offer. If we were to grant options immediately after the expiration date of the offer, we would not gain the preferable accounting treatment and would be required, for financial reporting purposes, to recognize compensation expense against our earnings, which may negatively impact our stock price. By granting new options at least six months and one day after the date of cancellation, we believe that we will not have to record such compensation expense. (Page 14)

WHY DON'T YOU SIMPLY REPRICE THE CURRENT OPTIONS?

         Based on the same accounting guidance mentioned above, "repricing" existing options, or resetting the exercise price of these outstanding options to the current market price of our stock would result in charges against our earnings for financial reporting purposes. (Page 14)

WOULDN'T IT BE EASIER TO QUIT RESORTQUEST AND THEN GET REHIRED?

         This is not an alternative for us because this would be treated the same as a repricing if the rehire and resulting regrant are within six months of the date on which your options are cancelled. Again, such repricing would cause ResortQuest to take a charge against earnings on any future appreciation of the repriced option.

IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

         No. We intend to defer the grant to you of other options until after the date of grant of your new options in order to avoid the adverse accounting charges against our earnings discussed above. (Pages 8 and 14)

WHAT HAPPENS IF RESORTQUEST ENTERS INTO AN AGREEMENT FOR A MERGER OR FOR ANOTHER TYPE OF TRANSACTION THAT RESULTS IN A CHANGE OF CONTROL OF RESORTQUEST DURING THE PERIOD AFTER MY OPTIONS ARE CANCELLED BUT BEFORE I AM GRANTED NEW OPTIONS?

         Although we currently have no plans to enter into any such transaction, it is possible that before we grant the new options we might enter into an agreement for a merger, consolidation or reorganization of ResortQuest with one or more entities in which ResortQuest is not the surviving entity or for another type of transaction that results in a change of control of ResortQuest.

         We reserve the right, in the event of any transaction described in the preceding paragraph, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive new options in this offer. If we were to terminate your right to receive new options in this offer in connection with such a transaction, employees and directors who tendered options pursuant to this offer would not receive new options to purchase our common stock or securities of the acquiror or any other consideration for their tendered options.

         If we were to enter into such a transaction, we would seek an agreement requiring the acquiror to grant ResortQuest employees and directors entitled to new options in this offer options to acquire securities of the acquiror or to pay those ResortQuest employees and directors other consideration comparable to the estimated value of the new options. We cannot assure you that we would be successful in negotiating such an agreement. (Pages 8 and 11)

ARE THERE ANY ADDITIONAL CIRCUMSTANCES UNDER WHICH I WOULD NOT BE GRANTED NEW OPTIONS?

         Yes. If we are prohibited from granting new options to you by applicable law or regulation, we will not grant new options to you. Such prohibitions could result from changes in the rules, regulations or policies of the Securities and Exchange Commission (the "SEC") or the listing requirements of the NYSE. The NYSE has proposed a change to its listing requirements that will become effective upon approval by the SEC. The proposed change, which would require shareholder approval of certain actions related to stock option plans, including option repricings, is currently pending approval by the SEC. If such a situation occurs, we will use reasonable efforts to grant the new options, including seeking shareholder approval if necessary. However, if the grant is prohibited by applicable law or regulation as of the date of the new option grant, which is expected to be May 27, 2003, and continuing thereafter, we will not grant you any new options and you will not receive any other consideration for the options that you tendered. (Pages 8 and 14)

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

         The exercise price of the new options will be equal to the last reported sale price of our common stock on the NYSE on the date we grant the new options. Accordingly, we cannot predict the exercise price of the new options. The exercise price of any option you tender is more than $5.99 per share. This price is higher than the current market price of our common stock, which was $4.65 per share on October 25, 2002.

         HOWEVER, BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.
(Page 18)

WHEN WILL THE NEW OPTIONS VEST?

         The new options will vest in three equal installments, with the first installment vesting on the first year anniversary of the grant date, the second installment vesting on the second year anniversary of the grant date and the third installment vesting on the third year anniversary of the grant date, assuming you continue to meet the requirements for vesting specified in the plan and the new option agreement. Therefore, even if the options you tender are vested, you will not receive the new options until the grant date, and the new options you receive will not be vested and will be subject to a new vesting period. For example, if we grant a new option for 3,000 shares of common stock to you on May 27, 2003:

         - your right to purchase 1,000 shares will vest on May 27, 2004;

         - your right to purchase an additional 1,000 shares will vest on May 27, 2005; and

         - your right to purchase the remaining 1,000 shares will vest on May 27, 2006.

         After the date we grant the new options, you generally will forfeit any non-vested portion of the new option grant when you cease to be employed with us or a participating subsidiary. (Page 18)

DOES THE NEW GRANT DATE AND THE COMMENCEMENT OF A NEW VESTING PERIOD UNDER THE NEW OPTIONS MEAN THAT I WOULD HAVE TO WAIT A LONGER PERIOD BEFORE I CAN PURCHASE COMMON STOCK UNDER MY OPTIONS?

         Yes. Since you will not receive any new options until the grant date (at least six months and one day after we cancel the options accepted for exchange) and any new options you receive will not be fully vested until three years after the grant date, you will lose the benefits of vesting under options you tender in the offer. For example, even if the options you tender are fully vested, none of the shares subject to the new options will be vested as of the grant date. Because the new options will not fully vest until three years after the grant date, you will not be able to fully exercise your new options to purchase our common stock until approximately 42 months after the cancellation date. (Page 18)

WHAT WILL THE TERM OF MY NEW OPTIONS BE?

         All new options will have a five-year term. (Page 18)

WILL THE TERMS AND CONDITIONS OF MY NEW OPTIONS BE IDENTICAL TO THE TERMS OF MY CURRENT OPTIONS?

         Except for the new option exercise prices, vesting schedule and termination date described above, the terms and conditions of the new options will be substantially similar to the cancelled options. (Page 18)

DO I HAVE TO TENDER EACH OPTION FOR ALL OR ANY OF THE SHARES SUBJECT TO A SPECIFIC OPTION GRANT?

         Yes. You must tender all outstanding options comprising a full option grant. We are not accepting partial tenders of an individual option grant. For example, if you hold an option to purchase 1,000 shares of common stock at a particular exercise price, you must either tender all or none of such option. You cannot tender only part of the option and retain the remainder of the option. On the other hand, if you have multiple option grants, you may choose not to tender all of your grants. If a partial number of options subject to an individual grant have previously been exercised, then you must tender all of the remaining outstanding options subject to that grant. Additionally, if you choose to participate in the offer, you must tender all options that you received during the six months immediately prior to the expiration date of the offer, currently expected to be November 26, 2002, if those grants made during such six-month period have an exercise price lower than the exercise price of the options that you wish to replace. (Page 10)

MAY I TENDER OPTIONS I HAVE ALREADY EXERCISED?

         No. The offer only pertains to unexercised, outstanding options and does not in any way apply to shares purchased, whether upon the exercise of options or otherwise. If you have exercised an option in its entirety, that option is no longer outstanding and therefore not subject to the offer. If you have exercised an option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the offer. Options for which you have properly submitted an exercise notice prior to the date the offer expires will be considered exercised to that extent, whether or not you have received confirmation of the exercise or the shares purchased. (Page 10)

IF I AM A U.S. RESIDENT FOR U.S. FEDERAL INCOME TAX PURPOSES, WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

         If you exchange your current options for new options, you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes. The grant of options is not recognized as taxable income. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options pursuant to the offer. (Page 24)

IF I AM SUBJECT TO TAX IN A JURISDICTION OTHER THAN THE UNITED STATES, WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

         You may be taxed on either the exchange of your options for new options or the grant of new options. The foreign tax consequences of the offer may vary depending upon, among other things, the jurisdiction in which you are subject to tax and your particular circumstances. You are responsible for reporting and paying any taxes on your options based upon your country of residence, work location or assignment location. You are urged to consult your own tax advisor to determine any foreign tax consequences to you of participating in the offer. (Page 24)

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

         The offer expires on November 26, 2002, at 5:00 p.m., New York City Time, unless we extend the offer.

         We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if it is extended, for how long.

         If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City Time, on the next business day following the previously scheduled expiration of the offer period. (Page 24)

HOW DO I TENDER MY OPTIONS?

         If you decide to tender your options, you must deliver via facsimile or mail, before 5:00 p.m., New York City Time, on November 26, 2002, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to ResortQuest International, Inc., 530 Oak Court Drive, Suite 360, Memphis, Tennessee 38117, Attn.: J. Mitchell Collins, Executive Vice President and Chief Financial Officer.

         If the offer is extended by us beyond that time, you must deliver such documents before the extended expiration of the offer.

         We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options which are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept and cancel all such properly tendered options promptly after the expiration date of the offer.

         We recommend that if you choose to mail your letter of transmittal, you send it by certified mail or registered mail. Interoffice mail is not recommended since it cannot be tracked. Please keep a copy of all documents. ResortQuest will not be responsible for any lost mail, whether interoffice or otherwise. (Page 12)

WHERE DO I GO TO FIND OUT THE NUMBER OF OPTIONS AND THE EXERCISE PRICE OF MY CURRENT OUTSTANDING OPTION GRANTS?

         This information is set forth on Schedule B to this offer to exchange.

WILL I RECEIVE A CONFIRMATION STATEMENT VERIFYING MY TENDER?

         Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options. (Page 14)

WHAT HAPPENS IF I DO NOT ACCEPT THE OFFER?

         If you choose not to tender options for exchange, all of your options will remain outstanding and retain their current exercise prices and other current terms.

DO I NEED TO DO ANYTHING IF I DO NOT WANT TO TENDER MY OPTIONS?

         No. If you do not deliver a properly completed and duly executed letter of transmittal prior to the expiration of the offer, you will not be a participant in the offer.

DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

         You may withdraw your tendered options at any time before 5:00 p.m., New York City Time, on November 26, 2002. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. To withdraw tendered options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 13)

WHAT DOES MANAGEMENT AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

         Although our board of directors has approved this offer, neither management nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender options. We recommend that you discuss your individual situation with an independent financial advisor. Our executive officers are not eligible to participate in the offer. (Page 10)

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

         For additional information or assistance, you should contact J. Mitchell Collins, Executive Vice President and Chief Financial Officer, at
(901) 762-4097 or David Selberg, Vice President and Treasurer, at (901)
762-4075.

                      RISKS OF PARTICIPATING IN THE OFFER

         Participation in the offer involves a number of potential risks, including those described below. This list briefly highlights some of the risks and is necessarily incomplete. You should carefully consider these and other risks and are encouraged to speak with an investment and tax advisor as necessary before deciding whether and to what extent to participate in the offer. In addition, we strongly urge you to carefully read the remainder of this offer to exchange before deciding whether and to what extent to participate.

PARTICIPATION IN THE OFFER WILL MAKE YOU INELIGIBLE TO RECEIVE ANY OPTION GRANTS UNTIL MAY 27, 2003 AT THE EARLIEST.

         Employees are generally eligible to receive option grants at any time that the board of directors or compensation committee chooses to make them. Under the plan, non-employee directors are entitled to receive an option to purchase 5,000 shares of our common stock at the close of business of each annual meeting of shareholders. However, if we were to grant you new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required, for financial reporting purposes, to record compensation expense against our earnings. Therefore, if you participate in the offer, we will defer until May 27, 2003, at the earliest, our grant to you of other options for which you may be eligible before the new option grant date.

IF OUR STOCK PRICE INCREASES AFTER THE DATE YOUR TENDERED OPTIONS ARE CANCELLED, YOUR CANCELLED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE NEW OPTIONS THAT YOU HAVE BEEN GRANTED IN EXCHANGE FOR THEM.

         For example, if you tender 1,000 options with an exercise price of $6.00 per share and our stock price appreciates to $6.50 on the date the new option grants are made, after the offer you will have 500 options at an exercise price of $6.50 per share. Therefore, after the offer, you will have fewer options at an exercise price higher than that of the options that you tendered and were cancelled.

IF YOU DIE OR RESIGN OR YOUR EMPLOYMENT TERMINATES PRIOR TO THE GRANT OF THE NEW OPTIONS, YOU WILL RECEIVE NO ADDITIONAL CONSIDERATION.

         Once your option is cancelled, it cannot be reinstated. Accordingly, if you die or resign or your employment terminates for any reason prior to the grant of the new options, you will have the benefit of neither the cancelled option nor any new options.

WE INVESTIGATE STRATEGIC OPPORTUNITIES FROM TIME TO TIME WHICH, IF CONCLUDED, COULD AFFECT THE PRICING AND/OR TERMS OF YOUR NEW OPTIONS.

         We consistently evaluate strategic opportunities that may arise, including potential capital market transactions, joint ventures, strategic partnerships, acquisitions and mergers. If any of these transactions were to occur before the new options are granted, and our stock price were to appreciate, your new options could be granted at a higher exercise price than the options you tendered and were cancelled and could be subject to additional terms and conditions required by an investing or acquiring party. Also, you could forfeit any acceleration of vesting to which you might otherwise be entitled under your existing options.

IF RESORTQUEST ENTERS INTO AN AGREEMENT FOR A MERGER OR FOR ANOTHER TYPE OF TRANSACTION THAT RESULTS IN A CHANGE OF CONTROL OF RESORTQUEST DURING THE PERIOD AFTER YOUR OPTIONS ARE CANCELLED BUT BEFORE YOU ARE GRANTED NEW OPTIONS, YOU WILL HAVE THE BENEFIT OF NEITHER THE CANCELLED OPTION NOR THE NEW OPTION.

         Although we currently have no plans to enter into any such transaction, it is possible that before we grant the new options we might enter into an agreement for a merger, consolidation or reorganization of ResortQuest with one or more entities in which ResortQuest is not the surviving entity or for another type of transaction that results in a change of control of ResortQuest.

         We reserve the right, in the event of any transaction described in the preceding paragraph, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive new options in this offer. If we were to terminate your right to receive new options in this offer in connection with such a transaction, employees and directors who tendered options pursuant to this offer would not receive new options to purchase our common stock or securities of the acquiror or any other consideration for their tendered options.

         If we were to enter into such a transaction, we would seek an agreement requiring the acquiror to grant ResortQuest employees and directors entitled to new options in this offer options to acquire securities of the acquiror or to pay those ResortQuest employees and directors other consideration comparable to the estimated value of the new options. We cannot assure you that we would be successful in negotiating such an agreement.

IF WE ARE PROHIBITED BY APPLICABLE LAW OR REGULATION FROM GRANTING NEW OPTIONS, YOU WILL NOT RECEIVE NEW OPTIONS OR ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS.

         If we are prohibited from granting new options to you by applicable law or regulation, we will not grant new options to you. Such prohibitions could result from changes in the rules, regulations or policies of the SEC or the listing requirements of the NYSE. The NYSE has proposed a change to its listing requirements that will become effective upon approval by the SEC. The proposed change, which would require shareholder approval of certain actions related to stock option plans, including option repricings, is currently pending approval by the SEC. If such a situation occurs, we will use reasonable efforts to grant the new options, including seeking shareholder approval if necessary. However, if the grant is prohibited by applicable law or regulation as of the date of the new option grant, which is expected to be May 27, 2003, and continuing thereafter, we will not grant you any new options and you will not receive any other consideration for the options that you tendered.

YOUR NEW OPTIONS WILL BE SUBJECT TO THE GENERAL RISKS OF OUR BUSINESS.

         For a description of risks related to our business, please see Section 17.

                                   THE OFFER

1.       NUMBER OF OPTIONS; EXPIRATION DATE.

         Upon the terms and subject to the conditions of the offer, we will exchange for new options to purchase common stock under the plan all eligible outstanding options under the plan that are properly tendered and not validly withdrawn in accordance with Section 4 before the "expiration date," as defined below. Eligible outstanding options are all options that have an exercise price greater than $5.99 per share and are held by employees and directors. We will not accept partial tenders of outstanding options for any portion of the shares subject to a particular option grant. Therefore, you may only tender outstanding options for all or none of the shares of common stock subject to a particular option grant. On the other hand, if you have multiple option grants, you may choose not to tender all of your grants. If a partial number of options subject to an individual grant have previously been exercised, then you must tender all of the remaining outstanding options subject to that grant. Additionally, if you choose to participate in the offer, you must tender all options that you received during the six months immediately prior to the expiration date of the offer, currently expected to be November 26, 2002, if the options granted during such period have an exercise price lower than the exercise price of the options that you wish to replace. Our executive officers are not eligible to participate in the offer.

         Your participation in the offer is voluntary. If your options are properly tendered and accepted for exchange, you will be entitled to receive new options to purchase the number of shares of our common stock equal to a percentage of the number of shares of common stock subject to the options tendered and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. The percentage is determined by the exercise price per share of the options tendered and accepted for exchange as follows:

           Exercise Price Per Share of Options                          % of Options Tendered and Accepted
            Tendered and Accepted for Exchange                      for Exchange to be Granted as New Options
           -----------------------------------                      -----------------------------------------

   Greater than $5.99 but less than or equal to $10.99                                 50%

                   Greater than $10.99                                             33 1/3%

         For example, if you tender an option exercisable for 3,000 shares at an exercise price of $8.00 that we accept for exchange, you will receive a new option exercisable for 1,500 shares. If you tender an option exercisable for 3,000 shares at an exercise price of $12.00 that we accept for exchange, you will receive a new option exercisable for 1,000 shares.

         However, we will not issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole number. All new options will be subject to the terms of the plan and to a new option agreement between us and you. IF YOU ARE NOT AN EMPLOYEE OF RESORTQUEST OR A PARTICIPATING SUBSIDIARY OR A DIRECTOR OF RESORTQUEST FROM THE DATE YOU TENDER OPTIONS THROUGH AND INCLUDING THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. This means that if you die or resign or your employment terminates prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

         Although we currently have no plans to enter into any such transaction, it is possible that before we grant the new options we might enter into an agreement for a merger, consolidation or reorganization of ResortQuest with one or more entities in which ResortQuest is not the surviving entity or for another type of transaction that results in a change of control of ResortQuest.

         We reserve the right, in the event of any transaction described in the preceding paragraph, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive new options in this offer. If we were to terminate your right to receive new options in this offer in connection with such a transaction, employees and directors who tendered options pursuant to this offer would not receive new options to purchase our common stock or securities of the acquiror or any other consideration for their tendered options.

         If we enter into such a transaction, we would seek an agreement requiring the acquiror to grant ResortQuest employees and directors entitled to new options in this offer options to acquire securities of the acquiror or to pay those ResortQuest employees and directors other consideration comparable to the estimated value of the new options. We cannot assure you that we would be successful in negotiating such an agreement.

         The term "expiration date" means 5:00 p.m., New York City Time, on November 26, 2002, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

         If we decide to take any of the following actions, we will publish notice of such action and extend the offer for a period of ten business days after the date of such publication:

         (a) (1) we increase or decrease the amount of consideration offered for the options; or

                  (2) we decrease the number of options eligible to be tendered in the offer; and

         (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14.

         For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City Time.

         We also expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in
Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934 (the "Securities Exchange Act"), which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

         As of October 25, 2002, options to purchase 2,817,538 shares of our common stock were issued and outstanding under the plan. Of these options, options to purchase 1,222,887 shares of our common stock had an exercise price greater than $5.99 and were held by our employees and directors under the plan, other than our executive officers. The shares of common stock issuable upon exercise of options we are offering to exchange represent approximately 43% of the total shares of common stock issuable upon exercise of options outstanding under the plan as of October 25, 2002.

         All options accepted by us pursuant to the offer will be cancelled.

2.       PURPOSE OF THE OFFER.

We issued the options outstanding under the plan for the following purposes:

         - to provide our employees an opportunity to acquire or increase a proprietary interest in ResortQuest, thereby creating a stronger incentive to expend maximum effort for our growth and success; and

         -        to encourage our employees to continue their service with us.

         Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value and thus create better performance incentives for our employees.

         In addition, as of the date of this offer to purchase, 2,886,497 shares were reserved for use in connection with the plan, of which options to purchase 2,817,538 shares had been granted and were outstanding. All tendered options that are accepted and cancelled will, after such cancellation, be available for regrant or issuance under the plan. Also, the exchange percentages used in the offer will decrease the total number of options outstanding and will benefit shareholders by decreasing shareholder dilution.

         Except as otherwise disclosed in our SEC filings or in this offer to exchange, we presently have no agreements or arrangements that relate to or would result in:

         (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

         (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

         (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

         (d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

         (e) any other material change in our corporate structure or business;

         (f) our common stock being delisted from a national securities exchange;

         (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

         (h)      the suspension of our obligation to file reports pursuant to
                  Section 15(d) of the Securities Exchange Act;

         (i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

         (j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

         Nothing contained herein shall restrict our ability to consummate any of the foregoing.

         Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to tender your options for exchange.

3.       PROCEDURES FOR TENDERING OPTIONS.

         PROPER TENDER OF OPTIONS. To validly tender your options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at

ResortQuest International, Inc., 530 Oak Court Drive, Suite 360, Memphis, Tennessee 38117, Attn: J. Mitchell Collins, Executive Vice President and Chief Financial Officer, facsimile number: (901) 762-0678, before the expiration date.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. WE RECOMMEND THAT IF YOU CHOOSE TO MAIL YOUR LETTER OF TRANSMITTAL, YOU SEND IT BY CERTIFIED MAIL OR REGISTERED MAIL. INTEROFFICE MAIL IS NOT RECOMMENDED SINCE IT CANNOT BE TRACKED. PLEASE KEEP A COPY OF ALL DOCUMENTS. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. RESORTQUEST WILL NOT BE RESPONSIBLE FOR ANY LOST MAIL, WHETHER INTEROFFICE OR OTHERWISE.

         DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options which are not validly withdrawn. We also reserve the right to waive any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

         OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

         Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept and cancel promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4.       WITHDRAWAL RIGHTS.

         You may only withdraw your tendered options in accordance with the provisions of this Section 4. You may withdraw your tendered options at any time before 5:00 p.m., New York City Time, on November 26, 2002. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, unless we accept your tendered options for exchange before 5:00 p.m., New York City Time, on December 27, 2002, you may withdraw your tendered options at any time after December 27, 2002.

         To validly withdraw tendered options, you must deliver to us at the address set forth on the back cover of this offer to exchange a written notice of withdrawal, or a facsimile thereof, with the required information, while you still have the right to withdraw the tendered options. The notice of withdrawal must specify your name, the grant date, exercise price and total number of option shares subject to each option to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed exactly as your name appears on the option agreement or agreements evidencing the options to be withdrawn. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

         You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 3.

         Neither ResortQuest nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.       ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

         Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. If your options are properly tendered and accepted for exchange on November 26, 2002, the scheduled expiration date of the offer, you will be granted new options on or about May 27, 2003, which is the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. If we extend the date by which we must accept and cancel options properly tendered for exchange, you will be granted new options on a subsequent business day which is on or about the first business day at least six months and one day following the extended date.

         Because of accounting rules that could apply to interim option grants as a result of the offer, if we accept options you tender in the offer, we will defer until the grant date for your new options our grant to you of other options for which you may be eligible before the new option grant date. Therefore, if you participate in the offer, you will not be eligible to receive any option grants until May 27, 2003 at the earliest.

         If your options are properly tendered and accepted for exchange, you will be entitled to receive new options to purchase the number of shares of our common stock equal to a percentage of the number of shares of common stock subject to the options tendered by you and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. The percentage is determined by the exercise price per share of the options tendered and accepted for exchange as follows:

           Exercise Price Per Share of Options                          % of Options Tendered and Accepted
            Tendered and Accepted for Exchange                      for Exchange to be Granted as New Options
           -----------------------------------                      -----------------------------------------

   Greater than $5.99 but less than or equal to $10.99                                 50%

                   Greater than $10.99                                             33 1/3%

         However, we will not issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole number. IF YOU ARE NOT AN EMPLOYEE OF RESORTQUEST OR A PARTICIPATING SUBSIDIARY OR A DIRECTOR OF RESORTQUEST FROM THE DATE YOU TENDER OPTIONS THROUGH AND INCLUDING THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. This means that if you die or resign or your employment terminates prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

         For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept and cancel promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

6.       CONDITIONS OF THE OFFER.

         Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after October 28, 2002 and prior to the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

         (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of ResortQuest or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

         (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                  (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relate in any manner to the offer;

                  (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

                  (3) materially impair the contemplated benefits of the offer to us; or

                  (4) materially and adversely affect the business, condition (financial or other), income, operations or prospects of ResortQuest or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries, taken as a whole, or otherwise materially impair the contemplated benefits of the offer to us;

         (c)      there shall have occurred:

                  (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

                  (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

                  (3) the commencement of a war, armed hostilities or other international or national calamity or crisis directly or indirectly involving the United States;

                  (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

                  (5) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that (a) could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), income, operations or prospects of ResortQuest or our subsidiaries or on the trading in our common stock; or (b) makes it, in our reasonable judgment, inadvisable to proceed with the offer; or

                  (6) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

         (d) there shall have occurred any change in generally accepted accounting standards which could or would require us, for financial reporting purposes, to record compensation expense against our earnings in connection with the offer;

         (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

                  (1)      any person, entity or "group," within the meaning of
                           Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before October 28, 2002;

                  (2)      any such person, entity or group that has filed a
                           Schedule 13D or Schedule 13G with the SEC on or before October 28, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

                  (3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

         (f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of ResortQuest or our subsidiaries that, in our reasonable judgment, is or may be material to ResortQuest or our subsidiaries.

         The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

         If we accept options you tender in the offer, we will defer any grant to you of additional options for which you may be eligible before the new option grant date until after the new option grant date, so that you will be granted no new options for any reason until at least six months and one day after any of your tendered options have been cancelled. We will defer the grant to you of any additional options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the offer.

7.       PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

         Our common stock is quoted on the NYSE under the symbol "RZT." The following table shows, for the periods indicated, the high and low closing sales price per share of our common stock as reported by the NYSE at the times indicated.

                                                                                      High             Low
                                                                                     ------          ------
 Fiscal Year Ended December 31, 2000:

         Quarter ended March 31, 2000..............................................  $ 7.38          $ 4.13
         Quarter ended June 30, 2000...............................................    7.13            4.69
         Quarter ended September 30, 2000..........................................    6.69            5.00
         Quarter ended December 31, 2000...........................................    7.44            5.50

Fiscal Year Ended December 31, 2001:

         Quarter ended March 31, 2001..............................................    9.00            6.06
         Quarter ended June 30, 2001...............................................   13.00            8.30
         Quarter ended September 30, 2001..........................................   11.32            3.00
         Quarter ended December 31, 2001...........................................    5.66            2.70

Fiscal Year Ended December 31, 2002:

         Quarter ended March 31, 2002..............................................    7.40            4.87
         Quarter ended June 30, 2002...............................................    8.05            5.70
         Quarter ended September 30, 2002..........................................    5.73            3.69
         Quarter ended December 31, 2002 (through October 25, 2002)................    4.85            3.60

         As of October 25, 2002 the last reported sale price of our common stock, as reported by the NYSE, was $4.65 per share. On October 21, 2002, we had 214 stockholders of record.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

8.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

         CONSIDERATION. We will issue all new options to purchase common stock under the plan in exchange for outstanding eligible options properly tendered by employees and directors and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each participant will be equal to a percentage of the number of shares of common stock subject to the options tendered and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. The percentage is determined by the exercise price per share of the options tendered and accepted for exchange as follows:

           Exercise Price Per Share of Options                          % of Options Tendered and Accepted
            Tendered and Accepted for Exchange                      for Exchange to be Granted as New Options
            ----------------------------------                      -----------------------------------------

   Greater than $5.99 but less than or equal to $10.99                                 50%

                   Greater than $10.99                                             33 1/3%

         However, we will not issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole number.

         If we receive and accept tenders of all outstanding eligible options, we will grant new options to purchase a total of 472,009 shares of our common stock. The common stock issuable upon exercise of the new options will equal approximately 2% of the total shares of our common stock outstanding as of October 25, 2002.

         TERMS OF NEW OPTIONS. The new options will be issued under the plan and pursuant to a new option agreement between us and each option holder who has tendered options in the offer. Except for the new option exercise prices, vesting schedule and termination date as described below, the terms and conditions of the new options will be substantially similar to the cancelled options.

         General. The maximum number of shares of common stock available for issuance pursuant to the exercise of options granted under the plan is fifteen percent of the total number of shares of our common stock outstanding at the time of a grant, currently 2,886,497 shares. The plan permits the granting of options intended to qualify as incentive options under the Internal Revenue Code and the granting of options that do not qualify as incentive options, as well as other awards.

         The plan permits the granting of options to employees, non-employee directors and certain consultants and service providers of ResortQuest and certain of its subsidiaries and affiliates. However, ResortQuest's executive officers, consultants and service providers are not able to participate in the offer.

         Administration. The plan may be administered by a committee of our board of directors that has at least two members (the "committee"). If the committee consists of less than the entire board, each member must be a "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act. The plan is currently administered by the compensation committee of our board of directors.

         Term and Exercise Price. The new options to be granted pursuant to the offer will have a term of five years from the date of grant.

         The exercise price of the new options will be equal to the last reported sale price of our common stock on the NYSE on the date of grant. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. THIS MARKET RISK WILL BE ASSUMED BY YOU AS CONSIDERATION FOR YOUR PARTICIPATION IN THE STOCK OPTION EXCHANGE. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

         Termination. New options will expire five years after the date of grant. Except as your option agreement otherwise provides, if your employment with us terminates for any reason, your options will terminate unless the options are exercised, to the extent that they were exercisable immediately before such termination, before the earlier of (a) the expiration of the option term, or (b) 90 days following termination of employment.

         Vesting and Exercise. The new options granted pursuant to the offer will vest in three equal installments, with the first installment vesting on the first year anniversary of the grant date of the new options, the second installment vesting on the second year anniversary of the grant date and the third installment vesting on the third year anniversary of the grant date. Assuming the date we cancel the options accepted for exchange is November 26, 2002, which is the scheduled expiration date of the offer, and you are granted new options on May 27, 2003, your right to exercise the new options will vest as follows:

         - your right to purchase one-third of the shares subject to the new options will vest on May 27, 2004;

         - your right to purchase an additional one-third of the shares subject to the new options will vest on May 27, 2005; and

         - your right to purchase the remaining one-third of the shares subject to the new options will vest on May 27, 2006.

         Payment of Exercise Price. You may exercise your options, in whole or in part, by delivery of a written notice to us at our principal office on any business day which specifies the number of shares for which the option is being exercised and which is accompanied by payment in full of the applicable exercise price, including any federal and other taxes which in our judgment we may be required to withhold with respect to the exercise of your option. The committee is authorized to determine the permissible methods of payment of the option price. Such permissible methods may include the following:

         -        delivery of cash or check;

         - tender to us of shares of our common stock that you already own; in accordance with a so-called "cashless exercise" plan established with a securities brokerage firm; or

         -        a combination of the foregoing methods.

         Transferability of Options. New options are personal to the option holder and may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) other than by will or the laws of descent and distribution. During your lifetime, only you, or your guardian or legal representative in the case of your incapacity or incompetency, may exercise options granted to you.

         Registration of Option Shares. All shares of common stock issuable upon exercise of options under the plan, including the shares that will be issuable upon exercise of all new options to be granted pursuant to the offer, have been registered under the Securities Act of 1933 (the "Securities Act") on a registration statement on Form S-8 filed with the SEC. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

         U.S. Federal Income Tax Consequences of Nonqualified Stock Options. Under current law, an option holder will not realize taxable income upon the grant of a nonqualified stock option having an exercise price substantially equal to the fair market value on the grant date of the stock subject to the option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. We will be entitled to a deduction equal to the amount of ordinary income taxable to the option holder if we comply with applicable reporting requirements.

         If you tender shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares tendered, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares tendered will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

         Foreign Income Tax Consequences of Stock Options. If you are subject to tax in a jurisdiction other than the United States, the foreign tax consequences of stock options may vary depending upon, among other things, the jurisdiction in which you are subject to tax and your particular circumstances. You are responsible for reporting and paying any taxes on your options based upon your country of residence, work location or assignment location. You are urged to consult your own tax advisor to determine the particular foreign tax consequences of stock options.

         OUR STATEMENTS IN THIS OFFER TO EXCHANGE CONCERNING THE PLAN AND THE NEW OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE PLAN AND THE FORM OF OPTION AGREEMENT UNDER THE PLAN. PLEASE CONTACT US AT 530 OAK COURT DRIVE, SUITE 360, MEMPHIS, TENNESSEE 38117,
ATTN: GARY KEIRCE (TELEPHONE: (901) 762-4080), TO RECEIVE A COPY OF THE PLAN AND THE FORM OF OPTION

AGREEMENT FOR THE PLAN. WE WILL PROMPTLY FURNISH YOU COPIES OF THESE DOCUMENTS AT OUR EXPENSE.

9.       INFORMATION CONCERNING RESORTQUEST INTERNATIONAL, INC.


         GENERAL. ResortQuest International, Inc. is the world's largest provider of vacation condominium and home rental property management services in premier destination resorts located throughout the continental U.S., Hawaii and Canada. Since our initial public offering in 1998, we have developed the first and only nationwide portfolio of vacation rental properties, and currently manage over 20,000 such properties in more than 50 premier beach, Hawaii, mountain and desert resort destinations.

         We are engaged in three business lines that include Property Management, Real Estate Sales, and ResortQuest Technologies.

         Property Management. Generating approximately 85% ($136.6 million) of our 2001 revenues, the management of our over 20,000 vacation rental properties is our primary business. Our rental properties are generally second homes or investment properties owned by individuals who assign us the responsibility of managing, marketing and renting their properties. We retain no ownership interest in the properties.

         We booked over 600,000 reservations for approximately 2.4 million vacationers in 2001. Furthermore, approximately 31% of our vacationers are return guests. As a result, we have compiled an active, growing database of 1.5 million unique prior guests. We earn management fees as a percentage of the rental income from each property. Management fee percentages vary from market to market, but average approximately 21% of our gross lodging revenues. We also charge vacationers and homeowners fees for providing additional services including housekeeping and maintenance services, which currently average approximately 11% of our gross lodging revenues. Furthermore, we generated an additional $4 million, or 2.5%, of revenues from food and beverage services in 2001.

         We provide value-added services to both vacationers and property owners. For vacationers, we offer the value, convenience and features of a condominium or home while providing many of the amenities and services of a hotel. For property owners, we offer a comprehensive package of marketing, management and rental services designed to enhance rental income and profitability while providing services to maintain the property. By developing the ResortQuest brand and increasing its association with the delivery of consistent quality and a wide variety of rental property options in many popular vacation destinations, we are able to effectively communicate the advantages of vacation property rentals to consumers and increase the visibility and popularity of this lodging option. To increase customer satisfaction, we have changed the business model for this product type by developing a proprietary five-tier unit quality rating system which segments our property portfolio into one of five categories: Quest Home, Platinum, Gold, Silver, and Bronze.

         Real Estate Sales. In addition to the vacation rental property management business, we offer real estate brokerage services in over 30 of our destinations. Our real estate brokerage service provides us with a competitive advantage in identifying and securing properties for our rental management services. The rental customer base represents a significant source of future buyers as well.

         During 2001, we sold approximately $900 million of real estate. The average gross sales commission is approximately 6% and is shared with the buying and selling brokers. This business generated net commission revenues of $15.3 million, or 1.7% of gross real estate sold, for year ended 2001, and comprised 9.5% of total revenues for that period of time. We maintained over $1.2 billion worth of real estate listings at December 31, 2001.

         Currently, over 300 ResortQuest Broker/Agents have licenses at over 30 of our resort destinations. Over the past year, we have opened real estate operations in four new markets -- Palm Desert, CA, and Breckenridge, Crested Butte and Telluride, CO. As we already have property management operations in these areas, the incremental costs associated with establishing these new offices is minimal and the cross-selling opportunities are significantly increased.

         ResortQuest Technologies. Our third business line is ResortQuest Technologies, a division of ResortQuest International, Inc., which is directly responsible for all of our technology initiatives. The division's primary concentration is the development and sale of First Resort Software, the leading technology solution in the industry, plus the development of our web site, www.ResortQuest.com, and related Internet distribution. In addition, First Resort Software is being enhanced through an over $10 million upgrade that will significantly expand its functionality in Internet distribution, reservations, customer relationship management, and property management. In addition to using this software and this division's technological expertise internally, we have sold over 900 licenses of this software to other property management companies. Recognizing the importance of real-time, on-line, bookable inventory to Internet travel affiliates (e.g., AOL), we were the first to create technology sophisticated enough to aggregate third-party (non-ResortQuest) inventory from separate and disparate inventory systems into a single platform and under consistent protocols. To date, no other entity has the technology to deliver inventory to distribution channels in such an effective manner due to the high industry fragmentation and expense for competitors to try to duplicate the technology.

         Although ResortQuest Technologies only contributed $3.0 million or 1.9% of our total 2001 revenues, the division offers us a number of distinct competitive advantages including, (i) providing us with a potentially substantial ancillary revenue stream by enabling us to aggregate non-ResortQuest inventory on our web site (www.ResortQuest.com) and those of our Internet travel affiliates as we are the only company that can offer world-wide real-time on-line booking, (ii) in addition to providing "one-stop shopping" for all of a vacationer's search needs (e.g., availability, real-time booking, dining/entertainment, maps/directions, etc.), we are the only national provider of vacation rental properties equipped to offer "virtual tours" of its properties on its web site; making the selling process easier and more efficient, (iii) as the software leader in this industry, ResortQuest Technologies sets the cutting-edge industry trends that competitors try to emulate, (iv) allows us to identify attractive acquisition candidates, and (v) helps increase our profitability by improving our operations through the use of technology.

         FINANCIAL INFORMATION. The following table sets forth selected consolidated operating and balance sheet data for ResortQuest. The selected historical operating data set forth below for the years ended December 31, 2001 and 2000 have been derived from the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2001.

         The selected consolidated historical operating data for the six months ended June 30, 2002 and 2001 and the selected historical balance sheet data as of June 30, 2002, which are included in or derived from our quarterly report on Form 10-Q for the quarter ended June 30, 2002, are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data.

         The information presented below should be read together with our consolidated financial statements and related notes. See Section 16 "Additional Information" for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements and unaudited financial data that we have summarized below. We have presented the following information in thousands, except per share amounts.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

                                                      --------------------------         -------------------------
                                                       YEARS ENDED DECEMBER 31,          SIX MONTHS ENDED JUNE 30,
                                                      --------------------------         -------------------------
(in thousands)                                           2000             2001              2001             2002
                                                      ---------        ---------         ---------        --------
                                                                                                (unaudited)
SUMMARY STATEMENTS OF INCOME DATA:
Revenues(1).................................          $ 152,014        $ 160,956         $ 104,558        $ 97,872
Operating expenses(1).......................             80,314           83,838            58,123          58,708
General and administrative expenses, including
   depreciation and amortization............             49,423           68,542            31,739          28,622
Income from operations......................             22,277            8,576            14,696          10,542
Interest and other expense, net.............              4,814            4,647             2,023           2,830
Provision for income taxes..................              7,857            2,328             5,323           2,892
Income from continuing operations before the
   cumulative effect of a change in accounting
   principle................................              9,606            1,601             7,350           4,820
Cumulative effect of a change in accounting
   principle, net of a $1.9 million income tax
   benefit..................................                  -                -                 -          (6,280)
Net income (loss)...........................          $   9,606        $   1,601         $   7,350        $ (1,460)

                                                         -----------------------------              ----------
                                                                AT DECEMBER 31,                     AT JUNE 30,
                                                         -----------------------------              ----------
(in thousands)                                              2000               2001                    2002
                                                         ----------         ----------              -----------

SUMMARY BALANCE SHEET DATA:
Working capital deficit..........................        $  (23,963)        $  (29,251)             $  (30,249)
Total assets.....................................           263,169            304,274                 313,765
Long-term debt, net of current maturities........            50,401             78,644                  74,779
Stockholders' equity.............................           136,402            139,914                 138,501

-------------
(1) The six months ended June 30 financials include revenue and expense from managed entities that primarily relate to reimbursed payroll expense and related benefits. The Company adopted this presentation format in 2002 in response to a recent FASB staff announcement (EITF No. 01-14.). These amounts were $15.7 million for the six months ended June 30, 2001 and $17.5 million for the six months ended June 30, 2002.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

         A list of our directors and executive officers is attached to this offer to exchange as Schedule A-1. As of October 25, 2002, our ten directors and executive officers as a group beneficially owned options outstanding under the plan to purchase a total of 709,681 shares of our common stock, which represented approximately 25.2% of the shares subject to all options outstanding under the plan as of that date. As of October 25, 2002, our directors who are not executive officers owned options to purchase 320,000 shares of our common stock, which represents approximately 26.2% of all options eligible to be tendered in the offer. Information with respect to the beneficial ownership of our directors and executive officers of our common stock is attached to this offer to exchange as Schedule A-2. Our executive officers are not eligible to participate in the offer and, therefore, will not be tendering their options in the offer.

         Based upon our records and upon information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor, to the best of our knowledge, any of our directors or executive officers or any of our subsidiaries nor any associates or subsidiaries of any of the foregoing, has effected any transactions in the options or our common stock during the 60 days prior to the date hereof except as set forth in the following paragraph.

         On October 15, 2002, in connection with the election of Joseph V. Vittoria as Chairman of the Board and the promotion of James S. Olin to President and Chief Executive Officer and J. Mitchell Collins to Executive Vice President and Chief Financial Officer, Messrs. Vittoria, Olin and Collins were granted the following options: Joseph V. Vittoria, Chairman of the Board, was granted options to purchase 180,000 shares of common stock, James S. Olin, President and Chief Executive Officer, was granted options to purchase

125,000 shares of common stock and J. Mitchell Collins, Executive Vice President and Chief Financial Officer was granted options to purchase 40,000 shares of common stock. All such options were granted at an exercise price of $3.80 per share under the plan.

         Except for outstanding options to purchase common stock granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to the plan, and except as set forth in this offer to exchange, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

         All options we acquire pursuant to the offer will be cancelled. The shares of common stock subject to those options that were issued under the plan will be returned to the pool of shares available for grants of new options under the plan and for issuance upon the exercise of such new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted under the plan in connection with the offer, the shares will be available for future awards to employees and other participants eligible under the plan without further stockholder action, except as required by applicable law or the rules of the NYSE or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

         We believe that ResortQuest will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

         - we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange; and

         - the exercise price of all new options will equal the market value of the common stock on the date we grant the new options.

         However, if we were to grant any options before expiration of the six-month period just described to option holders who have agreed to the cancellation, we would incur a compensation expense if the new grant were to have an exercise price less than the exercise price of any options tendered for cancellation and exchange. A new grant of this kind during the six-month period would be treated, for financial reporting purposes, as a variable award to the extent of the number of the option holder's tendered option shares or, if less, the number of shares subject to the grant.

         In this event, on each of ResortQuest's reporting dates between the date of the new grant and the date the option is exercised by the option holder (or is otherwise forfeited or expires), we would be required to record as a compensation expense the amount of any increase in the market value of the option spread from the last reporting date.

12.      LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business.

         Further, if we are prohibited from granting new options to you by applicable law or regulation, we will not grant new options to you. Such prohibitions could result from changes in the rules, regulations or policies of the SEC or the listing requirements of the NYSE. The NYSE has proposed a change to its listing requirements that will become effective upon approval by the SEC. The proposed change, which would require shareholder approval of certain actions related to stock option plans, including option repricings, is currently pending approval by the SEC. If such a situation occurs, we will use reasonable efforts to grant the new options, including seeking shareholder approval if necessary, but if the grant is prohibited by applicable law or regulation as of the date of the new option grant, which is expected to be May 27, 2003, and continuing thereafter, we will not grant you any new options and you will not receive any other consideration for the options that you tendered.

         Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to conditions, including the conditions described in Section 6.

13.      MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

         U.S. FEDERAL INCOME TAX CONSEQUENCES. The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, as amended, its legislative history, Treasury regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

         The option holders who exchange outstanding options for new options will not be required to recognize income for U. S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

         At the date of grant of the new options, the option holders will not be required to recognize additional income for U.S. federal income tax purposes. The grant of options is not recognized as taxable income.

         WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

         FOREIGN INCOME TAX CONSEQUENCES. If you are subject to tax in a jurisdiction other than the United States, you may be taxed on either the exchange of your options for new options or the grant of new options. The foreign tax consequences of this exchange offer may vary depending upon, among other things, the jurisdiction in which you are subject to tax and your particular circumstances. You are responsible for reporting and paying any taxes on your options based upon your country of residence, work location or assignment location.

         WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14.      EXTENSION OF OFFER; TERMINATION; AMENDMENT.

         We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in
Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

         We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

         Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in
Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

         Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change.

         If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice of such action and extend the offer for a period of ten business days after the date of such publication:

         (a)      (1)      we increase or decrease the amount of consideration
                  offered for the options; or

                  (2) we decrease the number of options eligible to be tendered in the offer; and

         (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 14.

15.      FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

16.      ADDITIONAL INFORMATION.

         We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

                  (1) our Annual Report on Form 10-K for our fiscal year ended December 31, 2001, filed with the SEC on April 1, 2002;

                  (2) our definitive proxy statement for our 2002 Annual Meeting of Shareholders, filed with the SEC on April 29, 2002;

                  (3) our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2002, filed with the SEC on May 15, 2002, as amended and filed with the SEC on August 19, 2002;

                  (4) our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2002, filed with the SEC on August 19, 2002;

                  (5) our Current Report on Form 8-K, filed with the SEC on May 31, 2002;

                  (6) our Current Report on Form 8-K, filed with the SEC on October 10, 2002; and

                  (7) the description of our common stock contained in our Registration Statement on Form 8-A, filed under
                           Section 12 of the Securities Exchange Act of 1934, and all amendments or reports filed for the purpose of updating such description.

         These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

                             450 Fifth Street, N.W.
                                   Room 1024
                             Washington, D.C. 20549

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at www.sec.gov.

         Our common stock is quoted on the NYSE under the symbol "RZT," and our SEC filings can be read at the following NYSE address:

                          The New York Stock Exchange
                                20 Broad Street
                            New York, New York 10005

         We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                        ResortQuest International, Inc.
                         Attention: J. Mitchell Collins
                              530 Oak Court Drive
                                   Suite 360
                            Memphis, Tennessee 38117

or by telephoning us at (901) 762-4497 between the hours of 9:00 a.m. and 5:00 p.m., Central Time.

         As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

         The information contained in this offer to exchange about ResortQuest should be read together with the information contained in the documents to which we have referred you.

17.      MISCELLANEOUS.

         This offer to exchange and the SEC reports we refer to above include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. When used in this offer to exchange and such SEC reports, the words "anticipate," "believe," "estimate," expect," "intend" and "plan" as they relate to ResortQuest or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. Sections 27A(b)(2)(C) of the Securities Act and 21E(b)(2)(C) of the Securities Exchange Act expressly state that the safe harbor for forward-looking statements does not apply to statements made in connection with a tender offer such as this offer to exchange. The documents filed by ResortQuest with the SEC, including our annual report on Form 10-K filed on April 1, 2002, discuss some of the risks that could cause our actual results to differ materially from those contained or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

         We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                                ResortQuest International, Inc.

                                                               October 28, 2002

                                  SCHEDULE A-1

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF RESORTQUEST INTERNATIONAL, INC.

         The directors and executive officers of ResortQuest and their positions and offices as of October 25, 2002, are set forth in the following table:

NAME                                                  POSITION AND OFFICES HELD
----                                                  -------------------------
Joseph V. Vittoria(1).......................Chairman of the Board
James S. Olin(1)............................Director, President and Chief Executive Officer
J. Mitchell Collins(1)......................Executive Vice President and Chief Financial Officer
L. Park Brady(2)............................Senior Vice President and Chief Operating Officer
Stephen D. Caron(2).........................Senior Vice President and Chief Information Officer
Robert J. Adams(2)..........................Senior Vice President and Chief Marketing Officer
William W. Abbott, Jr.......................Director
Elan J. Blutinger...........................Director
David C. Sullivan...........................Director
Theodore L. Weise...........................Director

(1) Elected to current position(s) on October 6, 2002.
(2) Elected to current positions on October 8, 2002.

         The address of each director and executive officer is: c/o ResortQuest International, Inc., 530 Oak Court Drive, Suite 360, Memphis, Tennessee 38117.

                                  SCHEDULE A-2

         INFORMATION CONCERNING THE SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The table below sets forth certain information regarding ResortQuest's stock-based holdings as of October 25, 2002 by (1) each person known by ResortQuest to own beneficially more than 5% of ResortQuest's common stock and
(2) each current director and executive officer of ResortQuest. Unless otherwise indicated, each of the persons or entities listed below exercises sole voting and investment power over the shares that each of them beneficially owns.


          ---------------------------------------------------------------------------------------------------------
                               SECURITIES OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

          ---------------------------------------------------------------------------------------------------------
                                                               SHARES OF COMMON
                                                              STOCK BENEFICIALLY
                               NAME                                  OWNED                PERCENTAGE OWNED
          ---------------------------------------------------------------------------------------------------------
          Par Capital Management, Inc.(1)                          2,088,200                     9.7
          PAR Investment Partners, L.P.
          Par Group, L.P.
          ---------------------------------------------------------------------------------------------------------
          Dimensional Fund Advisors, Inc.(2)                       1,194,100                     5.5
          ---------------------------------------------------------------------------------------------------------
          Joseph V. Vittoria(3)                                       70,000                       *
          ---------------------------------------------------------------------------------------------------------
          James S. Olin(3)                                           136,950                       *
          ---------------------------------------------------------------------------------------------------------
          J. Mitchell Collins(3)                                      61,444                       *
          ---------------------------------------------------------------------------------------------------------
          L. Park Brady(3)                                            47,500                       *
          ---------------------------------------------------------------------------------------------------------
          Stephen D. Caron(3)                                         10,500                       *
          ---------------------------------------------------------------------------------------------------------
          Robert J. Adams(3)                                           8,167                       *
          ---------------------------------------------------------------------------------------------------------
          William W. Abbott, Jr.(3)                                  170,091                       *
          ---------------------------------------------------------------------------------------------------------
          Elan J. Blutinger(3)(4)                                    971,872                     4.5
          ---------------------------------------------------------------------------------------------------------
          David C. Sullivan(3)(5)                                    492,935                     2.3
          ---------------------------------------------------------------------------------------------------------
          Theodore L. Weise(3)                                        71,000                       *
          ---------------------------------------------------------------------------------------------------------
          All directors and executive officers as a group (10
          persons including those listed above)                    2,040,459                     9.5
          ---------------------------------------------------------------------------------------------------------

         *        Less than 1.0%

         (1)      The address for the group is One Financial Center, Suite
                  1600, Boston, MA 02111. Information is based solely on our review of the Schedule 13G/A, as filed by the shareholder with the Securities and Exchange Commission on October 17, 2002. Members of the group share both voting and dispositive power.
         (2) The address of the shareholder is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Information is based solely on information provided to Resort Quest by dimensional Fund Advisors, Inc. as of January 30, 2002.
         (3) Includes the following number of shares that the named individual has the right to acquire as of December 24, 2002 (60 days after October 25, 2002) through the exercise of stock options: 106,736 shares for Mr. Olin, 55,444 shares for Mr. Collins, 16,667 shares for Mr. Brady, 8,167 shares for Mr. Caron, 10,500 shares for Mr. Adams, 225,500 shares for Mr. Sullivan and 30,000 shares for each of Messrs. Abbott, Blutinger, Vittoria and Weise.
         (4) Includes 166,667 shares which may be acquired upon the exercise of exercisable options held by Alpine Consolidated II, LLC and of which Mr. Blutinger, as a managing director of Alpine Consolidated II, LLC, shares beneficial ownership.
         (5) Includes 2,733 shares attributed to Mr. Sullivan's account in the ResortQuest Savings and Retirement Plan. Participants have voting power over shares purchased with their own contributions.

                                   SCHEDULE B

RESORTQUEST INTERNATIONAL, INC. TENDER OFFER FOR STOCK OPTIONS WITH EXERCISE PRICE GREATER THAN $5.99

NAME OF OPTION HOLDER:  _______________________________

SOCIAL SECURITY NUMBER: _______________________________

----------------------------------------------------------------------------------------------------------------------

                                                                             TOTAL NUMBER            TOTAL NUMBER
                                                                              OF OPTION               OF VESTED
     GRANT DATE OF                                     EXPIRATION            SHARES UNDER            OPTION SHARES
        OPTION               EXERCISE PRICE          DATE OF OPTION             OPTION               UNDER OPTION
----------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         OFFER TO EXCHANGE OUTSTANDING OPTIONS HAVING AN EXERCISE PRICE
                  GREATER THAN $5.99 FOR NEW OPTIONS UNDER THE
              RESORTQUEST INTERNATIONAL, INC. AMENDED AND RESTATED
                         1998 LONG-TERM INCENTIVE PLAN

                              --------------------

Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to J. Mitchell Collins, Executive Vice President and Chief Financial Officer (telephone: (901) 762-4097), or David Selberg, Vice President and Treasurer (telephone: (901) 762-4075), at ResortQuest International, Inc., 530 Oak Court Drive, Suite 360, Memphis, Tennessee 38117.

                              --------------------

                                October 28, 2002